EXHIBIT 15

                           STEIN ROE
                  RULE 12b-1 PLAN AND AGREEMENT

     Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the ("Act"), this Rule 12b-1 Plan and Agreement (the "Plan") is hereby adopted by Stein Roe Advisor Trust (the "Trust") for each of the series (the "Fund") identified in the attached Schedule A, by a majority of the trustees of the Trust, including a majority of the trustees who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "non-interested trustees"). For each fund, this Plan shall become effective on the date the registration statement of the applicable Trust becomes effective for such Fund or such other date indicated in Schedule A.

     Section 1. Fee. Each Fund shall pay to Liberty Securities Corporation (the "Distributor"), at the end of each month, a fee equal to the average daily net assets of the Fund multiplied by that portion of the percentage amount specified in Schedule A which the number of days in the month bears to 365. Such payment represents compensation for expenses incurred by the Distributor for the promotion and distribution of the shares of the Fund making the payment, including, but not limited to the printing of prospectuses and reports used for sales purposes, advertisements, expenses of preparation and printing of sales literature and other sales or promotional expense, including any compensation, paid to any securities dealer or others person who has incurred such expense pursuant to a Selling Agreement executed by such party and the Distributor.

     Section 2. No payments are to be made by the Trust or any Fund to finance or promote sales of shares other than pursuant to this Plan.

     Section 3. The Distributor shall prepare written reports to the Trust's board of trustees on a quarterly basis showing all amounts paid under this Plan and the purposes for which such payments were made, plus a summary of the expenses incurred by the Distributor hereunder, together with such other information as from time to time shall be reasonably requested by the board of trustees of the Trust.

     Section 4.  For each Fund, the Plan shall remain in
effect until April, 1997 and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the trustees of the Trust, including a majority of the non-interested trustees of each Trust who have no direct or indirect financial interest in the Plan or in any agreements related to the Plan, cast in person at a meeting called for such purpose.

     Section 5. So long as the Plan is in effect, nominees for election as non-interested trustees of each Trust listed in Schedule A shall be selected by the non-interested trustees as required by Rule 12b-1 under the Act.

     Section 6. The Plan may be terminated as to a Fund, without penalty, at any time by either a majority of the non-interested trustees of the applicable Trust or by a vote of a majority of the outstanding voting securities of that Fund, and shall terminate automatically in the event of any act that terminates the Underwriting Agreement with the Distributor.

     Section 7. As to any Fund, the Plan may not be amended to increase materially the amount authorized by this Plan to be spent for services described hereunder without approval by a majority of that Fund's outstanding voting securities, and all material amendments to the Plan shall be approved by a vote of a majority of the trustees of the Trust, including a majority of the non-interested trustees of the Trust who have no direct or indirect financial interest in the Plan, cast in person at a meeting called for such purpose.

     Section 8. Any obligation of any Trust hereunder shall be binding only upon the assets of the Trust (or the applicable Fund) and shall not be binding upon any trustee, officer, employee, agent, or shareholder of that Trust. Neither the authorization of any action by the trustees or shareholders of the Trust nor the execution of this Plan on behalf of the Trust shall impose any liability upon any trustee or any shareholder.

     This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust and the Distributor as evidenced by their execution hereof.

Dated as of September 13, 1996


STEIN ROE ADVISOR TRUST       LIBERTY SECURITIES CORPORATION

_________________________     ____________________________
By:                           By:

                       SCHEDULE A

                                                12b-1 fee
                                                ---------
Stein Roe Growth Stock Advisor Fund                0.25%
Stein Roe Balanced Advisor Fund                    0.25%
Stein Roe Growth & Income Advisor Fund             0.25%
Stein Roe Capital Opportunities Advisor Fund       0.25%
Stein Roe Special Advisor Fund                     0.25%
Stein Roe Special Venture Advisor Fund             0.25%
Stein Roe International Advisor Fund               0.25%
Stein Roe Young Investor Advisor Fund              0.25%